UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2007

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-25813

Delaware	56-1574463
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1801 Douglas Drive

Sanford, North Carolina

27330-1410

(Address of principal executive offices)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2007, Mr. Joseph A. Krol, Vice President, Corporate Operations, notified The Pantry, Inc. (the “Company”) of his intent to retire. Given the nature of Mr. Krol’s impact on the Company during his tenure, the Company has decided to accelerate Mr Krol’s retirement by exercising its right to terminate Mr. Krol without cause pursuant to Section 3.2 of Mr. Krol’s employment agreement with the Company, dated May 3, 2003 (the “Employment Agreement). As a result of exercising its right under Section 3.2 of the Employment Agreement, subject to execution by Mr. Krol of an agreement relating to certain customary conditions set forth in the Employment Agreement, Mr. Krol will be entitled to receive an amount equal to his current monthly salary (less applicable withholdings) (the “Severance Payments”) for twelve (12) months, payable in accordance with the Company’s regular payroll schedule. If, during the twelve (12) month period following termination, Mr. Krol accepts employment or consultancy with another entity or becomes self-employed, then he must notify the Company before such employment or consultancy begins and the Severance Payments will be reduced by the amount of compensation to be paid to him in connection with such employment or consultancy. If Mr. Krol does not so notify the Company, the Company’s obligation to make the Severance Payments will cease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Daniel J. Kelly
Daniel J. Kelly Vice President, Finance, Chief Financial Officer and Secretary

Date: March 26, 2007